Exhibit 99.1

Viveve Announces Initiation of Pivotal U.S. PURSUIT Trial in Stress Urinary Incontinence

-     New study design is more highly powered with improved patient selection criteria to better assess the primary efficacy endpoint

-     Positive results could support a marketing application for new U.S. stress urinary incontinence indication

ENGLEWOOD, CO – January 21, 2021 – Viveve Medical, Inc. (NASDAQ: VIVE), a medical technology company focused on women's intimate health, announced today that it has initiated its multicenter, randomized, double-blinded, sham-controlled trial entitled Prospective U.S. Radiofrequency SUI Trial (PURSUIT). The protocol of the PURSUIT Trial reflects changes to the study design that were approved by the U.S. Food and Drug Administration (FDA) in December 2020, including an increase in size to 390 subjects across 30 U.S. investigational sites and better-defined inclusion/exclusion criteria related to a diagnosis of moderate stress urinary incontinence (SUI) for participants. The study changes are designed to provide a clearer assessment of the trial’s primary endpoint. If positive, results could support a marketing application for a new SUI indication for Viveve’s cryogen-cooled monopolar radiofrequency (CMRF) technology in the U.S.

“We are excited to have enrolled the first few patients in our pivotal U.S. PURSUIT trial, which represents an important milestone for our company. Our hope is to complete enrollment in the trial by the end of the second quarter of this year. The strengthened study design, approved by the FDA, has been well received by our clinical investigators and we believe presents a better opportunity for a successful trial outcome,” said Scott Durbin, Viveve’s chief executive officer. “Initiation of the PURSUIT trial follows the successful closing of our recent upsized equity financing, positioning us with the long-term capital and resources to advance our SUI development strategy.”

U.S. PURSUIT Trial

PURSUIT is a randomized, double-blinded, sham-controlled trial with an intended enrollment of 390 subjects with moderate SUI (≥ 10ml – 50ml urine leakage on the 1-hour Pad Weight Test) at up to 30 study sites in the U.S. Randomized in a 2:1 ratio for active and sham treatments, subjects in the active treatment arm (260 subjects) will receive the CMRF treatment (90J/cm2 RF and cryogen-cooling), while subjects in the control arm (130 subjects) will receive an inert sham treatment.

The primary efficacy endpoint of the PURSUIT Trial is a comparison of the proportion of patients who experience greater than 50% reduction in urine leakage compared to baseline on the standardized 1-hour Pad Weight Test at 12 months post-treatment versus the new sham procedure. The study also includes several secondary endpoints, including: proportion of patients who experience greater than 50% reduction in urine leakage on the standardized 1-hour Pad Weight Test at three and six months post-treatment; percentage change from baseline in the 1-hour Pad Weight Test at three, six and 12 months; percent of subjects with no incontinence episodes at 3, 6 and 12 months post-treatment as assessed with the three-day bladder voiding diary; and change from baseline in the MESA Questionnaire (Medical, Epidemiologic and Social Aspects of Aging), Incontinence Quality of Life (I-QOL), Patient Global Impression of Improvement (PGI-1) Questionnaire, and International Consultation on Incontinence Modular Questionnaire-Urinary Incontinence Short Form (ICIQ-UI-SF) at 3, 6 and 9 months post treatment. Subject safety will be monitored throughout the study.

About Viveve

Viveve Medical, Inc. is a medical technology company focused on women’s intimate health. Viveve is committed to advancing new solutions to improve women’s overall well-being and quality of life. The internationally patented Viveve® System incorporates CMRF technology to uniformly deliver volumetric heating while gently cooling surface tissue to generate neocollagenesis in a single in-office session. In the United States, the Viveve® System is cleared by the Food and Drug Administration (FDA) for use in general surgical procedures for electrocoagulation and hemostasis. International regulatory approvals and clearances have been received for vaginal laxity and/or improvement in sexual function indications in more than 50 countries.

Viveve continues to advance its clinical development program in stress urinary incontinence (SUI). Recently reported FDA approved changes to the U.S. pivotal PURSUIT trial protocol are intended to strengthen the overall study and its potential to achieve its primary efficacy endpoint. Study changes including an increase in the trial’s size and more strict patient selection criteria were a result of guidance from Viveve’s Clinical Advisory Board upon review of positive results from the Company’s SUI feasibility and preclinical studies. Viveve received FDA approval of its IDE application to conduct the multicenter, randomized, double-blinded, sham-controlled PURSUIT trial for improvement of SUI in women in July 2020 and FDA approval of its requested amendments to the IDE protocol as reported on December 10, 2020. If positive, results from the PURSUIT trial may support a new SUI indication in the U.S.

For more information visit Viveve’s website at www.viveve.com.

Safe Harbor Statement

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, which could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the fluctuation of global economic conditions, the impact of the novel coronavirus termed COVID-19 on our clinical development and regulatory review and clearances and on the manufacturing, placements and patient utilization of our Viveve Systems, the performance of management and our employees, our ability to obtain financing, our evaluation of strategic alternatives, our ability to obtain approval or clearance for sale of our medical device for all indications sought, competition, general economic conditions and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a highly competitive and rapidly changing environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware, unless required by law.

Viveve is a registered trademark of Viveve, Inc.

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